Exhibit 4.3

TRIZEC PROPERTIES, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
(Effective May 29, 2003)

1.             Purpose of Plan

                The purpose of the Plan is provide Employees with the opportunity to purchase Common Stock of Trizec Properties, Inc. (the "Company"), and its Designated Subsidiaries, through accumulated payroll deductions.  The Plan is intended to constitute an "employee stock purchase plan" under Section 423 of the Code.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                The Plan is effective upon its approval by the shareholders of the Company.

2.             Definitions

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means a committee appointed by the Board to administer the Plan.

"Common Stock" means the common stock of the Company.

"Company" means Trizec Properties, Inc.

"Compensation" means all base straight time gross earnings and bonuses paid, but excluding all commissions, expense reimbursements, payments under any benefit programs, payments from any deferred compensation arrangement, equity incentive plan and other compensation.

"Designated Subsidiary" means any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

"Employee" is any employee of the Company or any Designated Subsidiary.

"Exercise Date" means the last Trading Day of each calendar month during an Offering, or such other date or dates as may be determined by the Committee from time to time, on which options granted under the Plan shall be exercised and as of which date Common Stock shall be purchased.

"Fair Market Value" of a share of Common Stock determined as of any date means the closing sale price for Common Stock (or the closing bid, if no sales were reported), as quoted on the last Trading Day coinciding with or immediately preceding the date of such determination, on any stock exchange, or a national market quotation system including without limitation the Nasdaq National Market, in which Common Stock of the Company is listed, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

"Offering" means each separate offering of shares of Common Stock under the Plan that occurs during each Offering Period.

"Offering Date" means the first day of each Offering.

"Offering Period" means the period of 12 months beginning on March 1 of each year and ending on the last day of February of the next year, with the exception of the first Offering Period which shall begin on August 1, 2003, and end on February 29, 2004.  No Offering Period shall begin after or extend beyond February 28, 2019, the expiration date of the Plan.

"Participant" means each Employee who meets the conditions of Section 4(a) and elects to participate in the Plan.

"Plan" means this Trizec Properties, Inc. 2003 Employee Stock Purchase Plan, as may be amended from time to time.

"Purchase Price" means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

"Plan Agent" means the Company or entity selected by the Company to perform administrative and record keeping services for the Company and Plan Participants.

"Stock Purchase Account" means a noninterest bearing bookkeeping entry account established by the Company, which shall record all amounts deducted from a Participant's Compensation for the purpose of purchasing Common Stock under the Plan, reduced by all amounts applied to the purchase of Common Stock for the Participant.

"Subscription Agreement" means a subscription and payroll deduction authorization by a Participant, in such form as is approved by the Company from time to time, authorizing payroll deductions during an Offering Period for the purpose of purchasing shares of Common Stock pursuant to the exercise of options granted under the Plan.

"Subsidiary" means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

"Trading Day" means a day on which national stock exchanges and the Nasdaq National Market quotation system are open for trading in shares of Common Stock.

Unless the context requires otherwise, the use of masculine pronouns shall also refer to feminine pronouns and the use of a singular noun shall also refer to the plural.  Unless otherwise stated, references to articles and sections refer to articles and sections of the Plan.

3.             Administration

                The Plan shall be administered by the Committee who shall have the discretionary authority and power to adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan and Section 423 of the Code.  Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Participants and any person claiming any rights under the Plan from or through any Participant.  The Committee may delegate to officers or managers of the Company or a Plan Agent the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.  No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and shall, to the maximum extent permitted by the articles of incorporation and by-laws of the Company and applicable law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Securities Exchange Act of 1934, as amended.

4.             Eligibility and Participation

(a)           An Employee may commence participation in the Plan on the first Trading Day of the calendar month following the date that he has completed a six-month period of continuous service with the Company and completes and submits a Subscription Agreement and at such other times as the Committee may prescribe from time to time prior to the commencement of an Offering Period.

(b)           Unless otherwise determined by the Committee, at the time a Participant files a Subscription Agreement, the Participant shall elect the amount or whole percentage of Compensation to be deducted on each pay day during the Offering Period, for the purchase of Common Stock pursuant to exercises of options granted under the Plan.

(c)           All payroll deductions made for a Participant shall be credited to the Participant's Stock Purchase Account under the Plan.  A Participant may not make any additional payments into such Stock Purchase Account.  A Participant may amend his Subscription Agreement to increase or decrease the payroll deduction only once during the Offering Period by submitting a Subscription Agreement to the Company.

(d)           Once an Employee becomes a Participant, participation in the Plan shall continue in all future Offering Periods unless or until the Participant revokes his election, otherwise withdraws from the Plan or ceases to be an Employee.

(e)           A Participant may revoke the election under his Subscription Agreement by filing a notice of revocation with the Company at such time and place as the Committee shall specify.  Upon such revocation, any balance in the Participant's Stock Purchase Account shall be refunded to the Participant as soon as practicable and the Participant shall cease to participate in the Offering.  Upon such revocation, a Participant may participate in future Offerings by filing a Subscription Agreement as provided in this Section 4.

(f)            If a Participant ceases to be employed by the Company, participation in the Plan shall cease and the entire amount, if any, in the Participant's Stock Purchase Account shall be refunded to the Participant.  If a Participant remains employed by the Company but ceases to qualify for participation, he may continue to participate in the Plan through the end of the Offering Period in which such cessation occurs, but may not participate in future Offering Periods until the Participant thereafter satisfies the conditions for eligibility under this Section 4.

(g)           Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan,

(i)            to the extent that, immediately after such grant, the Employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary; or

(ii)           to the extent that his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries accrue at a rate that exceeds $25,000 of the Fair Market Value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

provided, in order to satisfy the foregoing limitations, the Committee shall have the right to decrease or suspend a Participant's payroll deductions, not apply all or any portion of a Participant's Stock Purchase Account toward the purchase of shares of Common Stock, and repurchase shares of Common Stock previously purchased by a Participant at the Purchase Price paid by the Participant.

5.             Offering Periods, Grants of Options and Purchases of Shares

(a)           The Plan shall be implemented by successive Offering Periods and continuing thereafter until terminated.  The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

(b)           On the Offering Date of each Offering Period, each Employee participating in such Offering shall be granted an option to purchase on each Exercise Date during the Offering Period (at the applicable Purchase Price) up to a whole number of shares of the Company's Common Stock determined by dividing such Participant's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Stock Purchase Account as of the Exercise Date by the applicable Purchase Price.  The option shall expire on the last day of the Offering Period.

(c)           Unless a Participant revokes his election for an Offering as provided in Section 4, the Participant's option for the purchase of shares of Common Stock shall be exercised automatically on each Exercise Date during the Offering, and the maximum number of whole shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participant's Stock Purchase Account.  Any monies remaining in a Participant's Stock Purchase Account after the Exercise Date shall be held and applied to the next subsequent Exercise Date (during the Offering Period or subsequent Offerings in which the Participant is participating); provided, if the Participant has ceased to participate in the Offering, then such amount shall be refunded to the Participant.

(d)           Any provision of this Section 5 to the contrary notwithstanding, the maximum number of shares of Common Stock that shall be available for purchase under the Plan shall be 2,250,000 shares.  If the total number of shares to be purchased during an Offering Period exceeds the number of shares then available under the Plan, then the Company will make a pro rata allocation of the shares available among the Participants in accordance with the amount elected pursuant to Section 4.

6.             Delivery of Common Stock

(a)           Shares purchased by a Participant shall, for all purposes, be issued as of the close of business on the Exercise Date.  Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares.

(b)           The Participant's shares may be held by the Plan Agent in nominee name for the account of the Participant and the shares may be commingled with other shares held in the Plan Agent's custody in a single account or stock certificate.  The Company may arrange for an account to be established for each Participant at a third-party brokerage firm to be designated from time to time by the Committee.  As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall, at its sole discretion, either (i) arrange for the purchased shares to be credited to the Participant's brokerage account in book-entry form or delivery to the Plan Agent, or (ii) maintain a record of the Participant's shares issued under the Plan in book-entry form on the records of the Company; provided, if requested by the Participant, the Company shall arrange for the delivery to the Participant, as appropriate, of a certificate representing the shares purchased upon exercise of the Participant's option hereunder.  If shares are credited to a brokerage account or book-entry account on the records of the Company, or delivered to the Plan Agent, the Participant may at any time thereafter request delivery of one or more stock certificates representing such shares.  Such certificates shall be registered in the name of the Participant.  The Company shall pay the cost associated with the establishment of such brokerage accounts and shall pay all brokerage fees and commissions associated with the initial deposit into such account of shares purchased pursuant to the Plan and with the withdrawal of stock certificates from such account.

(c)           In the event that dividends are declared and paid by the Company, all such dividends paid with respect to shares held in the custody of the Company or the Plan Agent shall be subject to reinvestment in Common Stock, unless a Participant has requested that dividends be paid directly to him.

(d)           Statements of account will be provided to Participants at least annually, and shall include the number of shares held in the custody of the Plan Agent or the Company at the beginning and at the end of the period, the number of shares delivered to the brokerage account provided at Section 6(b) or via certificate to the Participant during the period, the Purchase Price for Common

                Stock and dividends credited during the period, and the number of shares purchased during the period.

7.             Adjustments

(a)           Subject to any required action by the Company or its stockholders, and subject to the provisions of applicable law, if, during an Offering Period, the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security, or are otherwise affected by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company's receiving consideration, the Committee shall make a proportionate and appropriate adjustment in the number and kind of securities that may be purchased under Section 6, and the kind of shares reserved for purchase, and the calculation of the Purchase Price, such that the proportionate interest of each Participant immediately following such event will, to the extent practicable, be the same as immediately before such event.

(b)           The Plan shall immediately terminate:

(i)            if the Common Stock of the Company shall cease for any reason to be listed on any nationally recognized stock exchange or national market quotation system; or

(ii)           if the Company enters into an agreement to dispose of all or substantially all of the assets of the Company through sale, merger, reorganization, liquidation or such transaction that the Company is not the surviving corporation.

Upon the termination of the Plan, the balance then held in each Participant's Stock Purchase Account shall be refunded to the Participant.

8.             Conditions Upon Issuance of Shares

                Shares shall not be issued with respect to an option unless the exercise of such option and the issuance  and delivery of such shares comply with all applicable provisions of law, domestic or foreign, including, without limitation, the  Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company, until the Company is satisfied that such laws, regulations and other obligations have been fully satisfied.  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are purchased only for investment and without any present intention to sell or distribute such shares if, in the  opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law or obligations.  Certificates representing shares issued under the Plan shall be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.  Notwithstanding the foregoing, the Committee may adopt additional terms and conditions to the extent required to comply with local laws and regulations.

9.             Nonalienation

                The right to payroll deductions and to purchase shares under the Plan is personal to the Participant, is exercisable only by the Participant during his lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant.  Any attempt at such assignment, transfer, pledge or other disposition shall be void, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 4.  Notwithstanding the foregoing, there shall be delivered to the legal representative of the estate of a deceased Participant such shares and such residual balance as may remain in the Participant's Stock Purchase Account as of the date of the Participant's death.  However, such representative shall be bound by the terms and conditions of the Plan as if such representative were a Participant.

10.          Taxes

                The Company shall be entitled to require any Participant to remit, through payroll withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the purchase or subsequent sale of shares.

11.          No Right to Continued Employment

                Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company, nor shall it interfere in any way with the right of the Company to terminate any employee's employment.

12.          Amendment or Termination

(a)           The Board may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 7, no such amendment or termination shall affect options previously granted; provided that an Offering Period may be terminated by the Board as of any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders.  Except as provided in Section 7 and this Section 12, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.  Anything to the contrary herein notwithstanding, any amendment to increase the maximum number of shares of Common Stock available for purchase under the Plan as set forth in Section 5(d) shall be effective only upon shareholder approval.

(b)           Anything in the Plan to the contrary notwithstanding, without shareholder consent and without regard to whether any Participant rights may be considered to have been "adversely affected," the Board (or the Committee) shall be authorized to change the Offering Periods, limit the frequency or number (or both) of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Board (or Committee) determines in its sole discretion advisable which are consistent with the Plan.

(c)           In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the  Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:  (i) altering the Purchase Price for any Offering Period  including an Offering Period underway at the time of the change in Purchase  Price; (ii) reducing the duration of any Offering Period so that Offering Period ends on a designated Exercise Date, including an Offering Period underway at the  time of the Board action; and (iii) allocating shares.  Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

13.          Use of Funds

                All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

14.          Nonexclusivity of the Plan

                Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options or purchase rights otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15.          Expenses of the Plan

                The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a Participant or into his or her book entry account with the Plan Agent.  The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Plan Agent at the request of a Participant.  Expenses to be paid by a Participant will be deducted from the proceeds of the sale prior to remittance.

16.          Governing Law

                The Plan shall be governed by the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).  Each Participant shall, by participating in the Plan, consent to the jurisdiction and venue of the federal and state courts located in Chicago, Illinois.